Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Rallybio Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rules 457(c) and 457(h)	1,606,549 (2)	$13.18 (3)	$21,174,316	0.0000927	$1,963

Equity	Common stock, $0.0001 par value per share	Rules 457(c) and 457(h)	321,309(4)	$11.21 (5)	$3,601,874	0.0000927	$334

Total Offering Amounts					$24,776,190		$2,297

Total Fee Offsets (9)							—

Net Fee Due							$2,297

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of the common stock of Rallybio Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares of the Registrant’s common stock automatically reserved and available for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2021 Plan on January 1, 2022. The annual increase was equal to five (5%) percent of the number of shares of stock issued and outstanding on January 1, 2022.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $13.18 was computed by averaging the $13.80 (high) and $12.56 (low) prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on May 31, 2022.

(4)

Represents additional shares of the Registrant’s common stock issuable upon exercise of options that have not yet been granted as of the date of this Registration Statement automatically reserved and available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2021 ESPP on January 1, 2022. The annual increase was equal to one percent (1%) of the number of shares of common stock issued and outstanding on January 1, 2022.

(5)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $13.18, which was computed by averaging the $13.80 (high) and $12.56 (low) prices of a share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on May 31, 2022. Under the 2021 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the exercise date, whichever is less.